UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to 240.14a-12

Life Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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The following amended communication was first made available to employees of Life Technologies on April 16, 2013:

Amended Employee FAQ

Employee FAQ

1.	What was announced today?

This morning we announced that Life Technologies has entered into a definitive agreement to combine with Thermo Fisher Scientific for $76.00 in cash per common share. This all cash transaction is valued at approximately $13.6 billion.

2.	Who is Thermo Fisher Scientific?

Thermo Fisher Scientific is a leader in serving science and it supports customers through three premier brands – Thermo Scientific, Fisher Scientific and Unity Lab Services. Thermo Fisher is ranked #225 on the Fortune 500 list, their 2012 revenue was $12.5 billion, and they have 350,000 customers and 39,000 employees. You can find more information on Thermo Fisher on LifeLink.

3.	Why is Life Technologies entering into this transaction?

Our combination with Thermo Fisher reflects the progress we have made executing on our growth strategies, and represents a successful conclusion to the Board’s strategic review to enhance stockholder value and develop an even stronger future for Life Technologies. The transaction creates an industry leader in research, specialty diagnostics and applied markets by bringing together two companies intent on accelerating innovation for customers.

4.	How will this transaction affect employees?

Our combination with Thermo Fisher offers our employees the opportunity to be part of a premier organization, with the depth of resources and innovative spirit needed to sustain success in our industry. The combined size, global reach and broad depth of product offerings will provide immense opportunities.

Importantly, today’s announcement will have no impact on our day-to-day operations and it remains business as usual at Life Technologies. Our commitment to our customers is unwavering, and we will continue to drive our passion for innovation, leading to transformative offerings that enable our customers to develop the breakthrough discoveries that are reshaping our world.

We have created a space on LifeLink where we will post all press releases, documents, videos, FAQs and other materials to keep you up to date on what is happening.

5.	Will there be layoffs as a result of this transaction?

We believe our combination with Thermo Fisher will offer our employees the opportunity to be part of a premier organization, with the depth of resources and innovative spirit needed to sustain success in our industry. However, as with any combination of this size, we expect there will be some overlap in job functions. While it is difficult to predict any outcomes at this time, we are committed to treating all employees with respect and dignity throughout this process and will make every effort to keep you updated on developments and progress as it becomes available.

6.	Will this announcement have an impact on day-to-day operations at Life Technologies?

Today’s announcement will have no impact on our day-to-day operations and it remains business as usual at Life Technologies. Life Technologies and Thermo Fisher will continue to operate as independent companies until this process is completed.

As soon as possible, we intend to form an integration planning team comprised of senior executives from both companies to plan the integration and assist with the transition process. Our goal is to make a seamless transition for our employees, customers and partners.

7.	Will there be any changes to my compensation and benefits?

We will continue to manage our compensation and benefit programs as we currently do in the normal course of business. Between now and the closing date, an integration planning team – comprised of both Life Technologies and Thermo Fisher Scientific – will review all compensation and benefit plans to create an integrated and comprehensive program. If there are changes, these will be communicated to you as information is available.

8.	What happens to my stock options and restricted stock?

Until the transaction closes, your stock options and restricted stock units (RSUs) will continue to vest in accordance with your grant agreement. When the transaction closes:

•

The gain on all outstanding stock options – whether vested or unvested – will be paid out in cash within 5 days of close. The gain will be based on the difference between $76 per share and the exercise price of your options, multiplied by the number of stock options.

•	Time-based RSUs that vest prior to January 1, 2015 will generally be paid out in cash at $76 per share pursuant to the terms of the applicable RSU agreement.

•

Time-based RSUs that vest on or after January 1, 2015 will be converted to a cash award at $76 per share. The award will be paid at the same time it would have otherwise vested. However, if you are involuntarily terminated without cause any time after the transaction closes, this cash award will generally be paid out at the time of your separation.

•	Performance-based RSUs will generally be paid out in cash at $76 per share pursuant to the terms of the applicable RSU agreement.

9.	What provisions are there in the event my job is eliminated as a result of the transaction?

The Board of Directors approved a special severance plan for those whose employment is impacted by the transaction. This benefit will become effective on the closing date and remain in effect for 15 months after the closing date. Details will be available shortly.

10.	When will the transaction be completed? What needs to happen before the transaction can close?

We expect the transaction to be completed early in 2014, subject to approval by Life Technologies stockholders. The transaction is also subject to the satisfaction of customary closing conditions and regulatory approvals.

In the meantime, it remains business as usual at Life Technologies. Our commitment to our customers is unwavering, and we will continue to drive our passion for innovation, leading to transformative offerings that enable our customers to develop the breakthrough discoveries that are reshaping our world.

11.	What will happen to the Carlsbad headquarters?

After closing, Thermo Fisher is committed to maintaining a significant presence in Carlsbad.

It is expected that Mark P. Stevenson, Life Technologies’ president and chief operating officer, will have a significant leadership role in the combined company. In addition, Thermo Fisher intends to elect a member of the Life Technologies board of directors to the Thermo Fisher board.

12.	What should I say if contacted by people outside of the company?

An announcement like this is going to draw attention from media, the financial community and others who follow Life Technologies. As always, it is important for our Company to speak with one voice. If you receive any inquiries about this transaction from members of the media or investment community, I ask that you immediately forward those requests to Suzanne Hatcher at 760-268-7912 or suzanne.hatcher@lifetech.com for media and Agnes Lee at 760-268-7971 or agnes.lee@lifetech.com for investors.

13.	How will I know more about the progress of the transaction?

We are in the early stages of this process and there is still a lot of work ahead of us. We will make every effort to keep you updated on developments and progress throughout the process and have set up a page on LifeLink where you can review the latest information. In the meantime, please stay focused on your day-to-day responsibilities.

Cautionary Statement Regarding Forward-Looking Statements

Any statements in this communication about Life Technologies’ expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, including statements regarding the proposed acquisition of Life Technologies by Thermo Fisher, the expected timetable for completing the transaction, benefits and synergies of the transaction and future opportunities for the combined company and products and securities, that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements, are the following: the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of stockholder approval; court approval or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate Life Technologies’ operations into those of Thermo Fisher; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees of Life Technologies may be difficult; Thermo Fisher and Life Technologies are subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; general economic conditions that are less favorable than expected. Additional information and other factors are contained in Life Technologies’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and recent current report on form 8-K filed with the Securities and Exchange Commission (“SEC”). Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Life Technologies, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this communication, and Thermo Fisher and Life Technologies undertake no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Life Technologies by Thermo Fisher. In connection with the proposed acquisition, Life Technologies intends to file relevant materials with the SEC, including Life Technologies’ proxy statement in preliminary and definitive form. Stockholders of Life Technologies are urged to read all relevant documents filed with the SEC, including Life Technologies’ definitive proxy statement, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or for free from Life Technologies by contacting (760) 603-7208 or ir@lifetech.com. Such documents are not currently available.

Participants in Solicitation

Thermo Fisher and its directors and executive officers, and Life Technologies and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Life Technologies common stock in respect of the proposed transaction. Information about the directors and executive officers of Thermo Fisher is set forth in its proxy statement for Thermo Fisher’s 2013 Annual Meeting of stockholders, which was filed with the SEC on April 9, 2013. Information about the directors and executive officers of Life Technologies is set forth in the proxy statement for Life Technologies’ 2013 Annual Meeting of stockholders, which was filed with the SEC on March 15, 2013. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition (once available).